Exhibit 1

TSX: CCO
NYSE: CCJ
website: cameco.com
currency: Cdn (unless noted)

2121 — 11th Street West, Saskatoon, Saskatchewan, S7M 1J3 Canada
Tel: (306) 956-6200 Fax: (306) 956-6201
Cameco Updates Progress at Cigar Lake
Saskatoon, Saskatchewan, Canada, December 17, 2009. . . . . . . . . . .
Cameco Corporation (TSX: CCO; NYSE: CCJ) announced today that dewatering and shaft remediation at the Cigar Lake project are proceeding as expected.
Crews safely re-entered the main shaft on November 12, 2009. The remediation effort is currently focused on refurbishment of the main shaft and is about two-thirds complete. This work involves installation of the ladderway in the shaft, replacement of mechanical and electrical components, and extension of the in-shaft pumping system.
Following remediation of the main shaft, and assuming that dewatering progresses as planned, crews will be able to re-enter and inspect the underground development to determine what further remedial work is required. At the same time, they will gather information needed to update the mine plan.
About one half of the total volume of water in the mine has been pumped out and is now down to the 475 metre-level in the main shaft.
As previously announced, dewatering and work to secure the underground development are expected to be completed between April and October 2010 depending upon the condition of the mine.
Cameco expects to file an updated technical report for the Cigar Lake project by the end of the first quarter of 2010. The technical report will include a timeline to production startup and an updated capital cost estimate.
A further update on the progress of Cigar Lake remediation will be included in our February 2010 news release announcing Cameco’s 2009 annual financial results.
Cameco owns 50% and is operator of the Cigar Lake project located in northern Saskatchewan.

Caution Regarding Forward-Looking Information and Statements
The above statements regarding our plans and expectations for dewatering and securing the Cigar Lake mine are forward-looking information and are based upon a number of key assumptions and subject to a number of factors that could cause results to differ materially, which, in addition to others disclosed in our most recent Annual Information Form, include the assumptions that: there are no material delays or disruptions to our plans due to natural phenomena or equipment failure; another water inflow does not occur; there is no failure of the seal for the October 2006 water inflow or for the August 2008 water inflow; there are no labour disputes, or delays in obtaining or failure to obtain the required contractors, equipment, operating parts and supplies, or regulatory permits and approvals; there are no unexpected geological, hydrological or underground conditions; and the risk that any of these assumptions proves incorrect.
If actual results differ materially from the assumptions set out above or if any of the material factors above occur, the time to dewater and secure the Cigar Lake mine may differ materially from the expected period between April and October 2010 stated above.
Although Cameco believes the assumptions inherent in these forward-looking statements are reasonable, undue reliance should not be placed on these statements, which only apply as of the date of this news release. Cameco disclaims any intention or obligation to update or revise any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by law.
Qualified Person
The above scientific and technical information for Cigar Lake was prepared under the supervision of Grant Goddard, a professional engineer employed by Cameco as general manager, Cigar Lake project and a qualified person for the purpose of National Instrument 43-101.
Profile
Cameco, with its head office in Saskatoon, Saskatchewan, is one of the world’s largest uranium producers. The company’s uranium products are used to generate electricity in nuclear energy plants around the world, providing one of the cleanest sources of energy available today. Cameco’s shares trade on the Toronto and New York stock exchanges.
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Investor inquiries:	Bob Lillie	(306) 956-6639

Media inquiries:	Lyle Krahn	(306) 956-6316

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